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|FORM 4|
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                                                          OMB APPROVAL
[ ] Check this box if no longer subject           ------------------------------
    to Section 16. Form 4 or Form 5               OMB Number:          3235-0287
    obligations may continue.  See                Expires:      January 31, 2005
    instruction 1(b).                             Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

                                 PHELPS, TOM M.
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(Last)                              (First)                             (Middle)

                           2324 COUNTRY MEADOWS DRIVE
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                                  (Street)

     CLOVIS                             NM                 88101
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     (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     ALAMOSA HOLDINGS, INC.                             APS
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, If An Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     01/06/03
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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
                                                                                               5.
                                                                                               Amount of      6.
                                                                 4.                            Securities     Owner-
                                       2A.                       Securities Acquired (A) or    Beneficially   ship
                            2.         Deemed       3.           Disposed of (D)               Owned          Form:       7.
                            Trans-     Execution    Transaction  (Instr. 3, 4 and 5)           Following      Direct      Nature of
                            action     Date, if     Code         ----------------------------  Reported       (D) or      Indirect
1.                          Date       any          (Instr. 8)                   (A)           Transaction(s) Indirect    Beneficial
Title of Security           (Month/    (Month/      ------------                 or            (Instr. 3      (I)         Ownership
(Instr. 3)                  Day/Year)  Day/Year)     Code     V      Amount      (D)    Price  and 4)         (Instr. 4)  (Instr. 4)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).



                                                                         (Over)
                                                                SEC 1474 (7-96)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.
                                                                                                          Number
                                                                                                          of        10.
                                                                                                          Deriv-    Owner-
                                                                                                          ative     ship
             2.                                                                                           Secur-    Form
             Conver-                            5.                              7.                        ities:    of       11.
             sion                               Number of                       Title and Amount          Bene-     Deriv-   Nature
             or               3A.               Derivative    6.                of Underlying     8.      ficially  ative    of
             Exer-            Deemed   4.       Securities    Date              Securities        Price   Owned     Secur-   In-
             cise    3.       Execut-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   ities:   direct
             Price   Trans-   tion     action   or Disposed   Expiration Date   ----------------  Deriv-  ing       Direct   Bene-
1.           of      action   Date,    Code     of (D)        (Month/Day/Year)            Amount  ative   Reported  (D) or   ficial
Title of     Deriv-  Date     if any   (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    Indir-   Owner-
Derivative   ative   (Month/  (Month/  8)       4 and 5)      Date     Expira-            Number  ity     action(s) ect (I)  ship
Security     Secur-  Day/     Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)    Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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
Employee
Stock Option
(right to                                                                       Common
buy)         $10.50  2/28/01            A        5,714         2/28/01  2/28/11  Stock     5,714          5,714        D
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Employee
Stock Option
(right to                                                                       Common
buy)         $0.57   1/6/03             A        19,474        1/6/03   1/6/13   Stock     19,474         19,474       D
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
Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

            /s/ Tom M. Phelps                                    1/6/03
---------------------------------------------            -----------------------
Name: Tom M. Phelps                                               Date

**Signature of Reporting Person


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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